Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-111967 (as amended, the "Registration Statement") of Shore Bancshares, Inc. (the "Company") of our report dated January 17, 2003 on the 2002 consolidated financial statements of the Company, which appears on page 43 of the 2002 Annual Report to Stockholders of the Company that is included in the Company's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002. We also hereby consent to the reference to us under the heading "Experts" in the Prospectus that is part of the Registration Statement.


                                                /s/ Stegman & Company

Baltimore, Maryland
February 5, 2004